Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of the 15th day of January 2020, by and between INVO Bioscience Incorporated, a Nevada company ("INVO Bioscience"), and Michael J. Campbell, a Florida resident.

RECITALS:

WHEREAS, INVO Bioscience has employed Michael Campbell as INVO Bioscience’s Chief Operating Officer (COO) and Vice President of Business Development since February 2019 and wishes to enter into a formal employment contract.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereby agree as follows:

Employment as COO and V.P. of Business Development. INVO Bioscience hereby agrees to employ Michael J. Campbell as it’s in accordance the terms and conditions set forth in his Agreement. In such capacity, Michael J. Campbell shall serve as an officer of the INVO Bioscience.

2.     Authority, Duties and Responsibilities. Michael J. Campbell shall serve as INVO Bioscience’s COO and V.P. of Business Development and shall lead, manage, supervise and direct the all aspects of INVO Bioscience’s Business Development activities as well as work with the CEO to manage the overall operations. Michael J. Campbell shall at all times function within the authority delegated by INVO Bioscience’s Board of Directors, and in accordance with the lawful policies and directives issued by INVO Bioscience’s Board of Directors. Michael J. Campbell’s initial authority, duties and responsibilities are generally described in the attached Position Description (which may be modified and supplemented by INVO Bioscience’s Board of Directors in its discretion). These services shall be performed by Michael J. Campbell at INVO Bioscience’s main office located at 5582 Broadcast Ct., Sarasota FL 34240 and at such other office sites elsewhere that INVO Bioscience may establish at a later date.

3.     Term. The Agreement shall begin on the 15th of January 2020. It shall continue for two years and shall automatically renew hereafter, on a two-year basis, unless (a) terminated by delivery of written notice by either party at least ninety (90) days prior to the first anniversary date or any subsequent anniversary date; or (b) terminated pursuant to Paragraphs 10 or 11 below.

4.     Base Salary and Performance Review. For all services rendered, INVO Bioscience shall pay Michael J. Campbell an initial base salary at the annual rate of $220,000 per year, payable in accordance with INVO Bioscience’s normal payroll procedure. Michael J. Campbell's performance shall be reviewed each year by the INVO Bioscience Board of Directors based upon management objectives that are provided in writing to Michael J. Campbell at the beginning of the period under review. Based upon such review and taking into account the financial condition of INVO Bioscience as well as any other factors it deems necessary and appropriate, the INVO Bioscience Board of Directors in its sole discretion may increase (but not decrease) Michael J. Campbell's base salary effective as of January 15, 2020 and as of January 15th of any subsequent years this Agreement remains in effect. Michael J. Campbell will have the ability to obtain up to 50% bonus upon developing and achieving goals and objectives, to be defined by the board of directors within 90 days from the date of this agreement.

5.     Equity Ownership in INVO Bioscience. Subject to approval by the Company’s board of directors, Michael J. Campbell shall receive 1 million common shares of INVO Bioscience upon execution of this agreement.  Subject to approval by the Company’s board of directors, Michael J. Campbell shall also receive 4 million options with an exercise price of $0.21378/share.  25% of the options shall vest immediately with the remaining portion vested monthly over a 2 year period.  Such equity ownership shall not be affected by Michael J. Campbell’s death or termination from INVO Bioscience.  In the event of a change of control of INVO Bioscience, Michael J. Campbell’s options shall vest according to the Stock Option Agreement and Equity Incentive Plan  at the time of a triggering event.

6.     Regular Staff Fringe Benefits. Michael J. Campbell shall participate in and be entitled to all the benefits normally provided to INVO Bioscience’s employees, which presently includes: group medical, hospitalization and dental insurance; short-term and long-term disability protection; participation in INVO Bioscience’s 401(k) retirement plan after one (1) year of service; annual vacation and sick leave; and any other regular benefits that INVO Bioscience may provide for its employees. All such benefits shall be provided on the same terms and conditions as generally apply to all other INVO Bioscience employees under these plans.

7.     Outside Employment and Professional Activities. Michael J. Campbell shall devote substantially all of his time, attention and energies on a full-time basis to the performance of his duties as COO and V.P. of Business Development. Michael J. Campbell shall not engage in any outside employment for money without the prior written consent of INVO Bioscience (which consent may be withheld by INVO Bioscience in its discretion for any reason if such outside employment may interfere with Michael J. Campbell’s responsibilities under his Agreement). However, Michael J. Campbell is encouraged to continue his participation in outside professional associations (and INVO Bioscience shall pay for membership dues, professional publications, meeting registration fees and reasonable travel expenses for these activities in addition to the normal staff fringe benefits provided under Paragraph 5 above).

8.     Business Expenses. In order to enable Michael J. Campbell to perform his duties as COO and V.P. of Business Development effectively, INVO Bioscience shall reimburse Michael J. Campbell for all reasonable business expenses incurred by Michael J. Campbell that are directly related to his or his INVO Bioscience responsibilities (including travel, lodging, meals and other business expenses). All such expenses shall be reimbursed within 10 days upon submission of appropriate receipts and documentation in accordance with INVO Bioscience’s regular policy for reimbursing business expenses.

9.     Insurance and Indemnification. Michael J. Campbell shall be covered under the Directors and Officers/Professional Liability Insurance policy purchased by INVO Bioscience to the same extent as INVO Bioscience’s other directors, officers, employees and volunteers. To the extent not covered by said policy or any other insurance, INVO Bioscience shall indemnify, hold harmless and defend Michael J. Campbell against any claims arising out of his position with INVO Bioscience as provided in INVO Bioscience’s Constitution and Bylaws (subject to the laws of the Commonwealth of Massachusetts).

10.     Personnel. Michael J. Campbell shall be administratively responsible for hiring, promoting and discharging INVO Bioscience personnel who report into him or his areas of responsibility. Michael J. Campbell also shall be responsible for the establishment of personnel policies for his Department Employees in consultation with the Board of Directors and other Senior Staff.

11.     Termination for Cause or Without Cause. Either party may terminate his Employment Agreement for cause at any time if the other party materially breaches his Agreement. In addition, INVO Bioscience may terminate his Agreement for cause: (a) if Michael J. Campbell is convicted of any felony; (b) if Michael J. Campbell commits any acts of gross negligence, dishonesty, fraud, misrepresentation or moral turpitude; or (c) if Michael J. Campbell willfully and knowingly violates any lawful delegation, policy or directive of the Board of Directors that is known or should be known by Michael J. Campbell, or the provisions of any court order.

INVO Bioscience may exercise its right to terminate his Employment Agreement for cause only by a formal resolution adopted at a special or regularly scheduled meeting of the Board of Directors with written notice that the proposed termination will be on the agenda. Michael J. Campbell shall be entitled to make a presentation at such meeting, either personally and/or by his designated representative, although he may be excluded by the Board of Directors during their discussion and vote on the proposed termination.

In the event that INVO Bioscience terminates his Agreement for cause, then Michael J. Campbell shall not be entitled to receive his base salary and fringe benefits as provided under Paragraphs 4 and 5 above after the effective date of the termination (which shall not be before the date on which the Board of Directors adopts its resolution).

If Michael J. Campbell terminates his Agreement for cause, or if INVO Bioscience provides notice not to renew his Agreement on any anniversary date or if INVO Bioscience terminates his Agreement without cause (which INVO Bioscience shall have the right to do at any time upon not less than sixty (60) days prior written notice), then Michael J. Campbell shall be entitled to continue to receive his base salary and group medical, hospitalization, dental, life and disability insurance benefits (collectively referred to as “Separation Pay and Benefits”) for three (3) months. If Michael J. Campbell accepts an offer of employment during such period, then such Separation Pay and Benefits shall cease on the date he begins his new employment, except that Michael J. Campbell shall receive on or before the date Michael J. Campbell begins such new employment, in one lump-sum payment, an amount equal to the sum of any remaining base salary payments due.

Michael J. Campbell shall not be entitled to any Separation Pay and Benefits after the effective date of the termination of Michael J. Campbell’s employment in the event that he provides notice not to renew his Agreement on any anniversary date or he voluntarily terminates his Agreement without cause (which Michael J. Campbell shall have the right to do at any time upon not less than sixty (60) days prior written notice).

12.     Termination for Death or Disability. His Agreement shall be automatically terminated by the death of Michael J. Campbell. In the event that Michael J. Campbell is ill or injured, and the Board of Directors determines that such illness or injury has been so serious as to prevent Michael J. Campbell from substantially performing the services required of him or his under his Agreement for a period of six (6) months, then at the end of said six (6) month period, INVO Bioscience shall have the option to terminate his Agreement effective as of the last day of such six (6) month period. Notwithstanding such disability, Michael J. Campbell shall be entitled to continue to receive his base salary and full benefits under Paragraphs 4 and 5 above until such time as his Agreement may be so terminated by INVO Bioscience (provided that the salary payments during the disability period shall be reduced to take into account any disability insurance benefits that may be payable to Michael J. Campbell).

13.     Assignment and Successors. His Agreement shall be binding upon the parties his heirs, executors, administrators, successors and permitted assigns. Michael J. Campbell acknowledges that this is a personal services agreement and that he may not assign any of his duties here under without the consent of INVO Bioscience (which may be withheld by INVO Bioscience in its discretion for any reason). In the event of a merger, consolidation or reorganization Involving INVO Bioscience, this Agreement may be discontinued or may become an obligation of INVO Bioscience’s successor(s).

14.      Intellectual Property and Confidentiality. Michael J. Campbell recognizes and agrees that all copyrights, trademarks and other intellectual property rights to created works arising in any way from Michael J. Campbell’s employment by INVO Bioscience are the sole and exclusive property of INVO Bioscience to the extent allowed under 35 U.S.C. §§ 102 & 200 - 212, 37 C.F.R. Part 501, and 38 C.F.R. §§ 1.650 - 1.663, and Michael J. Campbell agrees not to assert any such rights against INVO Bioscience or any third parties. Upon termination of his Agreement by either party for any reason, Michael J. Campbell will relinquish to INVO Bioscience all documents, books, manuals, lists, records, publications or other writings and data, keys, credit cards, equipment, or other articles that came into Michael J. Campbell’s possession in connection with Michael J. Campbell’s employment by INVO Bioscience, and to maintain no copies or duplicates without the written approval of INVO Bioscience, so long as such information is not otherwise made public by a third party and except as otherwise required by law. Michael J. Campbell will maintain in confidence during and subsequent to his employment any information about INVO Bioscience or its members which is marked as confidential information, or which might reasonably be expected by Michael J. Campbell to be regarded by INVO Bioscience or its members as confidential.

15.      Additional Covenant Not to Hire INVO Bioscience Employees. In the event his Agreement is terminated for any reason, Michael J. Campbell agrees not to solicit or hire for a period of one (1) year after the date of termination, any person who was an employee of INVO Bioscience on the date of Michael J. Campbell’s termination or on any date within the period three months prior to Michael J. Campbell’s termination, without INVO Bioscience’s written consent, which may be withheld by INVO Bioscience in its discretion for any reason.

16.     Notices. Any notices to be given here under by either party to the other shall be in writing and may be delivered either personally, by mail (registered or certified postage prepaid, with return receipt requested) by any other appropriate means by which has proof of delivery. A Notice shall be considered delivered on the date received by the party to whom it is addressed.

17.     Waiver. The waiver by either party of any term or condition of his Agreement shall not constitute a waiver of any other term or condition of his Agreement.

18.     Governing Law. His Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

19.     Partial Invalidity. If any provision in his Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force without being impaired or invalidated in any manner.

20.     Entire Agreement; Modifications. His Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Michael J. Campbell by INVO Bioscience. Each party to his Agreement acknowledges that no representations, inducements, promises or agreements orally or otherwise, have been made by the other party, or anyone acting on behalf of the other party, except as explicitly provided in his Agreement, and that any other alleged agreement, statement or promise shall be invalid and without effect. Any modification of his Agreement will be effective only if it is in writing and is signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed his Agreement effective as of January 15th, 2020.

/s/ Michael J. Campbell Michael J. Campbell
INVO Bioscience, Inc.
By: /s/ Steven Shum Name: Steven Shum Title: Chief Executive Officer